Exhibit 10.1

ADVISORY AGREEMENT

OTC Miners Corp.

146 Dupont St., Suite 200

Toronto, Ontario, M5R 1V2

November 3, 2021

Bruce Rodgers, CEO
LM Funding America, Inc.
1200 West Platt Street, #100
Tampa, Florida 33606

Re:  OTC Miners Agreement

Dear Bruce:

As you know, OTC Miners Corp. (“OTC Miners”) has significant relationships, experience, and knowledge relating to cryptocurrency mining and mining equipment and operations, including unique knowledge regarding the financing landscape and financing strategies that may be available with respect to mining operations.  LM Funding America, Inc. (the “Company”) is entering the cryptocurrency mining business and has developed its own relationships, know-how, and strategies relating to the mining business.  As we’ve recently discussed, we believe that OTC Miners and the Company could receive substantial benefits from working together and collaborating regarding their respective business activities and strategies.  To that end, we are proposing that the Company and OTC Miners enter into a formal strategic alliance to engage in mutually beneficial collaboration and joint activities upon the terms and conditions stated below (the “Strategic Alliance”).  This letter agreement is intended to memorialize the terms of the Strategic Alliance, which will have the following key elements:

1.OTC Miners will provide ongoing consulting and advisory services for a term of one year.  Such services shall consist of (i) providing advice and guidance with respect to the bitcoin mining business and industry; (ii) assisting the Company and its subsidiaries in their long-term strategic planning generally as the Company enters the bitcoin mining business, (iii) providing the Company with insights and knowledge regarding potential financing sources and structures for the Company’s bitcoin mining business, and (v) providing such other consulting and advisory services as the Company may reasonably request (the “Services”).  The Services shall be provided on a nonexclusive basis, as the Company shall have the right to use other providers for similar or the same services.  The Services shall not include the solicitation of investment securities or any other services, such as placement agency services, for which OTC Miners would be required to become licensed as a broker-dealer or would need to obtain any other license.  In the event that the Company desired to use OTC Miners for investment banking or similar services, the parties would do that under a separate engagement.

2.OTC Miners and the Company will meet at least quarterly (either in person or virtually) to collaborate and share information regarding the cryptocurrency mining business generally, industry developments, the equipment used in the industry, key industry relationships, financing options and developments, and future ancillary opportunities. OTC Miners and the Company will review mutually beneficial opportunities regarding attendance and presentations at industry and investor conferences.

3.In consideration of the Strategic Alliance and the substantial benefits that will accrue to the Company from it, the Company will, or will cause one of its subsidiaries, to issue to OTC Miners an aggregate of one hundred thousand (100,000) shares of Company common stock that will be issued within 10 days of the date of this Agreement and pay to OTC Miners an amount of $1,250,000 US Dollars to cover anticipated expenses of OTC Miners relating to the Strategic Alliance.  OTC Miners understands that the shares issued to OTC Miners will be restricted securities and will bear a restrictive legend.  OTC Miners confirms that it has substantial experience in evaluating and investing in securities in companies similar to the Company and is capable of evaluating the merits and risks of OTC Miners’ investment in the Company.  OTC Miners represents that it is an “Accredited Investor” as

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defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). OTC Miners represents that it is acquiring the shares for investment for OTC Miners’ own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  OTC Miners understands that the shares have not been, and will not be when delivered hereunder, registered under the Securities Act, and OTC Miners acknowledges that the shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  OTC Miners understands that, as a result of the planned activities under Strategic Alliance, OTC Miners may acquire material nonpublic information regarding the Company and may therefore be legally prohibited from engaging in transactions in the Company’s common stock while it is possession of material nonpublic information.

4.As a part of the Strategic Alliance, the Company and OTC Miners may mutually agree to pursue one or more strategic acquisition transactions.  Such transactions may include a transaction in which all or substantially all of the assets or equity interests of another company are acquired by the Company or in which all or substantially all of the assets or equity interests of the Company are acquired by a third party (a “Company Strategic Transaction”).  In the event that the Company completes a Company Strategic Transaction with a third-party that is first introduced to the Company by OTC Miners during the Term or within 12 months of the end of the Term, then the Company will pay to OTC Miners a fee of three percent (3%) of the aggregate consideration paid by the Company or the Purchaser in the Company Strategic Transaction.

5.In addition, the Company will reimburse OTC Miners promptly for its out-of-pocket costs and expenses incurred in connection the Strategic Alliance. However, any such costs and expenses will be pre-approved by the Company and will be in furtherance of the Strategic Alliance.

6.The Company and OTC Miners will enter in a mutual nondisclosure agreement to cover the communications by the parties under the Strategic Alliance.

7.The term of the Strategic Alliance will be one year from the date of this letter agreement (the “Term”).  Upon the expiration of the one-year term, the parties will consider whether to renew, extend, or modify the Strategic Alliance.

This agreement may not be amended or revised except by a writing signed by the parties.

This agreement shall be governed by the laws of the State of New York.

If the foregoing reflects you understanding of the terms of the Strategic Alliance, please countersign this document and return a signed copy to OTC Miners.

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If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,

OTC Miners Crest Capital Corp.

By:	/s/ Olivia Tran
Name:	Olivia Tran
Title:	CEO

Agreed and accepted:

By:	/s/ Richard Russell
Name:	Richard Russell
Title:	CFO

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